UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2018

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Entry into a Receivables Purchase Agreement.  On February 23, 2018, AAR CORP. (the “Company), as seller representative and servicer, together with certain of its subsidiaries, as sellers (individually, a “Seller” and collectively, the “Sellers”), entered into a Purchase Agreement with Citibank, N.A., as buyer (the “Buyer”), for the sale, from time to time, of certain accounts receivable due from certain account debtors of the Sellers (the “Purchase Agreement”). Under the Purchase Agreement, the maximum amount of receivables purchases outstanding at any one time will not exceed $150 million.  The actual amount available to draw upon varies based on eligibility requirements set forth in the Purchase Agreement, including customary criteria and limits.  The transaction will result in the ongoing true sale of eligible receivables.

The purchase price for a receivable sold under the Purchase Agreement shall equal its aggregate net invoice amount minus a discount margin based on (i) LIBOR plus a credit spread of between .75% and 1.35% and (ii) the expected due date of the purchased receivable.

Except with respect to the limited recourse provisions set forth in the Purchase Agreement, each purchase of a purchased receivable is made without recourse to the applicable Seller and such Seller shall have no liability to Buyer for any account debtor’s failure to pay any purchased receivable when it is due and payable under the terms applicable thereto.  Buyer has agreed to assume the risk of the non-payment of any purchased receivable to the extent it is the result of an insolvency event of the applicable account debtor (subject to the Sellers’ responsibility for the payment of certain limited loss recourse amounts in accordance with the Purchase Agreement).

The term of the Purchase Agreement runs through February 22, 2019. However, such date shall be automatically extended for annual successive 364-day terms unless a party provides written notice to the other person not less than 30 days prior to the expiration of such term, that such person does not intend to extend the term of the Purchase Agreement.  The Purchase Agreement also may terminate earlier under certain circumstances as set forth therein.

The Purchase Agreement contains terms and conditions (including representations, covenants, conditions precedent and termination events) customary for transactions of this type.

The Company has provided the Buyer a performance undertaking to cause the due and punctual performance and observance by each Seller and its successors and assigns of all of the terms, covenants, conditions, agreements and undertakings on the part of such Seller to be performed or observed under the Purchase Agreement.

Citibank, N.A. also is one of the participating lenders under the Credit Agreement, as defined below.  The Company may in the future engage Citibank N.A. or one of its affiliates to provide commercial banking, investment banking, and other services for which the Company or its affiliates pay customary fees and commissions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.  A copy of the Purchase Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

Amendment to Credit Agreement. On February 23, 2018, AAR CORP. (the “Company”) entered into an Amendment No. 8 (the “Amendment”) to its credit agreement dated April 12, 2011, as amended, with various financial institutions, as lenders and Bank of America, N.A., as administrative agent for the lenders (the “Credit Agreement”).

The Amendment modified the Credit Agreement to address and permit the receivables Purchase Agreement.

Except as specifically amended and modified by the Amendment, the terms and conditions of the Credit Agreement remain in effect.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment and the Credit Agreement.  A copy of the Amendment is filed as Exhibit 10.2 and incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                         Exhibits

Exhibit No.	Description

10.1	Purchase Agreement dated February 23, 2018 by and among AAR CORP., as seller representative and servicer, the sellers time to time party thereto, and Citibank, N.A., as buyer.

10.2	Amendment No.8 dated February 23, 2018 to Credit Agreement among AAR CORP., Bank of America, N.A., as administrative agent, and the various financial institutions party thereto.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated February 23, 2018 by and among AAR CORP., as seller representative and servicer, the sellers time to time party thereto, and Citibank, N.A., as buyer.

10.2	Amendment No. 8 dated February 23, 2018 to Credit Agreement among AAR CORP., Bank of America, N.A., as administrative agent, and the various financial institutions party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2018

AAR CORP.

	By:	/s/ Jason Secore
Jason Secore
Vice President & Treasurer